Exhibit 99.1

FOR IMMEDIATE RELEASE

Hanif Jamal

Chief Financial Officer

Tel: 303-845-3200

Email: investors@dothill.com

Peter Seltzberg

Hayden IR

Tel: 646-415-8972

Email: peter@haydenir.com

Dot Hill Expected to Exceed Guidance for Fourth Quarter of 2010

Longmont, Colo. – Jan. 10, 2011 – Dot Hill Systems Corp. (NASDAQ:HILL), a provider of world-class storage solutions and software for OEMs, open storage partners and system integrators, announced today that it expects to report net revenue, gross margin and earnings per share results for the quarter ended December 31, 2010 to exceed the guidance provided by the company on November 3, 2010.

Based upon preliminary results for the fourth quarter of 2010, the company expects to report:

•	Net revenue in the range of $65.0 to $65.5 million, compared to previous guidance of $58.0 to $62.0 million.

•	Non-GAAP* gross margin to be in the range of 21% to 22%, compared to previous guidance of 19% to 20%.

•	Non-GAAP* earnings per share in the range of $0.02 to $0.04 on a fully diluted basis, compared to previous guidance of a range of a loss of $0.03 to a profit of $0.01.

•	Cash and cash equivalents are expected to be approximately $45.7 million, up from $41.8 million at the end of the third quarter of 2010.

•	Management still expects non-GAAP* operating expenses for the fourth quarter of 2010 to be within the guidance range of $12.0 to $12.5 million established on November 3, 2010.

The company attributes the expected net revenue results to strength across all geographies and sales channels in spite of its intentional early termination of its NetApp agreement, effective December 1, 2010.

“I am pleased with the progress we have made in the fourth quarter of 2010,” commented Dana Kammersgard, the company’s president and chief executive officer. “These projected results represent another proof point that our strategy to expand gross margin and create a sustainably profitable business model is on track.”

Hanif Jamal, the company’s senior vice president and chief financial officer stated, “We are encouraged by our preliminary financial results for the fourth quarter of 2010. With respect to the first quarter of 2011, we continue to maintain the same outlook that we provided at the third quarter of 2010 earnings call and anticipate a decline in net revenues due to seasonal factors and the termination of our relationship with NetApp and currently project non-GAAP earnings per share to be at or around a break-even level.”

Dot Hill is still awaiting the completion of the audit of its 2010 financial results and anticipates that it will release final results and first quarter 2011 guidance on its regularly scheduled conference call which is expected to take place in the first half of March 2011.

* About Non-GAAP Financial Measures

This press release contains expected financial results that exclude the effects of stock-based compensation expense, severance costs, restructuring costs, intangible asset amortization, transaction expenses associated with the Company’s acquisition of Cloverleaf, a contingent consideration adjustment and foreign currency gains or losses, and are not in accordance with U.S. generally accepted accounting principles (GAAP). The Company believes that these non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. These non-GAAP measures should not be viewed in isolation from or as a substitute for the Company’s financial results in accordance with GAAP.

About Dot Hill

Delivering innovative technology and global support, Dot Hill empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The Company’s products are in use today by the world’s leading service and equipment providers, common carriers and advanced technology and telecommunications companies, as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Longmont, Colorado, Dot Hill has offices and/or representatives in China, Germany, Japan, United Kingdom, Singapore, Israel and the United States. For more information, visit us at http://www.dothill.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding Dot Hill’s projected final fourth quarter 2010 and future financial results, financing activities, and Dot Hill’s prospects and maintaining the achievement of profitability. The risks that contribute to the uncertain nature of these statements include, among other things: the risk that actual, audited fourth quarter 2010 financial results will be different from those projected, that Dot Hill’s next-generation products may not achieve market acceptance; the Company’s expense reduction and resource allocation plans may not continue to have the anticipated positive effects on the Company’s financial results; the risks associated with macroeconomic factors that are outside of Dot Hill’s control; the fact that no Dot Hill customer agreements provide for mandatory minimum purchase requirements; the risk that one or more of Dot Hill’s OEM or other customers may cancel or reduce orders, not order as forecasted or terminate their agreements with Dot Hill; the risk that Dot Hill’s new products may not prove to be popular; the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill; unforeseen technological, intellectual property, personnel or engineering issues; and the additional risks set forth in the Forms 10-K and 10-Q most recently filed with the Securities and Exchange Commission by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.